As filed with the Securities and Exchange Commission on July 10, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XINYUAN REAL ESTATE CO., LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	1520	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

27/F, China Central Place, Tower II

79 Jianguo Road, Chaoyang District

Beijing 100025

People’s Republic of China

(86-10) 8588-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, NY 10011

(212) 664-1666

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Omer Ozden, Esq.

Baker & McKenzie LLP

1114 Avenue of the Americas

New York, NY 10036

Approximate date of commencement of proposed sale to the public: From time to time after effectiveness of this registration statement (except as otherwise described herein).

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering:
Common shares, par value $0.0001 per common share(1)(2)
Warrants(3)
Debt Securities(4)
Total Primary Offering:(5)	—	—	$ 300,000,000(5)	—
Secondary Offering:
Common shares, par value $0.0001 per common share, to be sold by selling shareholders	63,235,349	$3.01(6)	$ 190,338,401	—
Total			$ 490,338,401	$27,361

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement will cover such indeterminate number of Xinyuan Real Estate Co., Ltd. common shares that may be issued with respect to share splits, share dividends and similar transactions. This registration statement also includes such presently indeterminate number of Xinyuan Real Estate Co., Ltd. common shares into which certain series of Xinyuan Real Estate Co., Ltd. debt securities may be converted and for which no separate consideration will be received and for which Xinyuan Real Estate Co., Ltd. warrants to purchase common shares may be exercised.
(2)	These common shares may be represented by American Depository Shares, or ADSs. The ADSs issuable upon deposit of the common shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-147530). Each ADS represents two common shares.
(3)	This registration statement covers such indeterminate number of warrants as may from time to time be sold at indeterminate prices.
(4)	If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $300,000,000.
(5)	Pursuant to Rule 457(o) under the Securities Act of 1933, the amounts to be registered, proposed maximum aggregate offering price per security and proposed maximum aggregate offering price have been omitted for each type of securities that is offered by the registrant.
(6)	Pursuant to Rule 457(c) of the Securities Act of 1933, the maximum aggregate offering price of shares being registered for resale by the selling shareholders was calculated on the basis of high and low sales prices of the Xinyuan Real Estate Co., Ltd. common shares represented by ADSs as reported on the New York Stock Exchange on July 8, 2009.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY     , 2009

PROSPECTUS

American Depository Shares representing Common Shares

Warrants

Debt Securities

Xinyuan Real Estate Co., Ltd.

We may offer to the public from time to time in one or more series of issuances up to a total offering price of $300,000,000:

•	American Depositary Shares, or ADSs, each ADS representing two common shares, par value $0.0001 per share;

•	warrants to purchase common shares and/or debt securities; or

•	debt securities, consisting of debentures, notes, convertible bonds that may be convertible into common shares or other evidences of indebtedness.

We refer to the ADSs, warrants and debt securities collectively as “securities” in this prospectus.

In addition, the selling shareholders named in the section “Selling Shareholders” may sell from time to time in one or more offerings pursuant to this registration statement up to 31,617,674 ADSs, representing 63,235,349 common shares. We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

Each time we sell securities, or if required under the Securities Act of 1933, or the Securities Act, when the selling shareholders sell securities, we will provide a supplement to this prospectus that contains specific information about the offeror and the terms of the securities offered. This prospectus may not be used to consummate a sale of securities by us unless accompanied by the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Incorporation of Certain Documents by Reference” before you invest in our securities.

Our ADSs are traded on the New York Stock Exchange under the symbol “XIN”. On July 9, 2009, the last reported sale price of the ADSs was $6.23 per ADS.

We will sell these securities directly to our shareholders or to purchasers or through one or more underwriters, dealers and agents to be designated from time to time, or through a combination of those methods, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus on page 26. If any underwriters, dealers or agents are involved in the sale of any of the securities (other than open market sales by the selling shareholders), their names and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

An investment in these securities involves risks. Please carefully consider the “Risk Factors” in Item 3 of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus, and in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2009.

You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

Unless the context otherwise requires, in this prospectus:

•	“we,” “us,” “our company,” “our” and “Xinyuan” refer to Xinyuan Real Estate Co., Ltd., its predecessor entities and its subsidiaries;

•	“shares” or “common shares” refers to our common shares, par value US$0.0001 per share;

•	“ADSs” refers to our American depositary shares, each of which represents two common shares, and “ADRs” refers to the American depositary receipts that evidence our ADSs;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan, Hong Kong and Macau;

•	“GFA” refers to gross floor area. The amounts for “total GFA” in this prospectus are the amounts of total saleable residential and commercial GFA and are derived on the following basis:

•	for properties that are sold, the stated GFA is based on the sales contracts relating to such property; GFA may be adjusted based on final examination upon delivery of the property;

•

for unsold properties that are completed or under construction, the stated GFA is calculated based on the detailed construction blueprint and the calculation method approved by the PRC government for saleable GFA, after necessary adjustments; and

•	for properties that are under planning, the stated GFA is based on the land grant contract and our internal projection; and

•	“RMB” or “Renminbi” refers to the legal currency of China and “US$” or “U.S. dollars” refers to the legal currency of the United States.

i

At present, there is no uniform standard to categorize the different types and sizes of cities in China. In this prospectus, we refer to certain larger and more developed cities as Tier I and Tier II cities based on the categorization used by the CIHAF Valuation Report on Real Estate Investment in PRC Cities published by China Real Estate Business, an authoritative real estate publication in China, YUBO Media and Institute of Finance and Trade Economics of Chinese Academy of Social Sciences. Based on this approach, there are currently four Tier I cities and 35 Tier II cities in China.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement or supplements. We have not authorized any other person to provide you with different information with respect to any offering hereunder. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement or supplements is accurate only as of the date on the front cover of the respective document. Our business, financial condition, results of operations and prospects may have changed since that date.

ii

SUMMARY

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process, relating to the common shares, warrants and debt securities described in this prospectus. By using a shelf registration statement, we may sell any combination of our common shares, warrants and debt securities from time to time and in one or more offerings. This prospectus only provides you with a summary description of our securities. Each time we sell securities, we will provide a supplement to this prospectus that contains the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Certain selling shareholders referred to in this prospectus and identified in supplements to this prospectus may also offer and sell ADSs under this prospectus. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total offering price of $300,000,000. The selling shareholders may sell up to 31,617,674 ADSs, representing 63,235,349 common shares, in one or more offerings. The offer and sale of securities under this prospectus may be made from time to time, in one or more offerings in any manner described under the section in this prospectus entitled “Plan of Distribution.” The prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for information about us and our securities.

Each time we sell securities, or if required under the Securities Act when the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Our Business

We are a residential real estate developer that focuses on Tier II cities in China. Our standardized and scalable model emphasizes rapid asset turnover, efficient capital management and strict cost control.

We focus on developing large scale quality residential projects, which typically consist of multiple residential buildings that include multi-layer apartment buildings, sub-high-rise apartment buildings or high-rise apartment buildings. Several of our projects include auxiliary services and amenities such as retail outlets, leisure and health facilities, kindergartens and schools. We also develop small scale residential properties. Our developments aim at providing middle-income consumers with a comfortable and convenient community life. In addition, we provide property management services for our developments and other real estate-related services to our customers. We acquire development sites primarily through public auctions of government land. This acquisition method allows us to obtain unencumbered land use rights to unoccupied land without the need for additional demolition, re-settlement or protracted legal processes to obtain title. As a result, we are able to commence construction relatively quickly after we acquire a site for development.

As of December 31, 2008, we had 10 projects under construction with a total GFA of 1,969,420 square meters and two additional projects under planning with a total GFA of 483,522 square meters. We believe that our scalable business model, proven ability to provide large scale quality housing for middle-income consumers and other strengths allow us to compete effectively in China’s real estate development market. Our strategies for further growth include, among others, to continue expanding in selected Tier II cities in China, adopt a conservative investment outlook, focus on efficient land acquisition, and maintain strict cost control.

Corporate Information

We are a Cayman Islands holding company and conduct substantially all of our business through our operating subsidiaries in China. Our registered address is Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KYI-1104, Cayman Islands. Our principal executive offices are located at 27/F China Central Place, Tower II, 79 Jianguo Road, Chaoyang District, Beijing, 100025, People’s Republic of China. Our telephone number at this address is (86) 10-8588-9390 and our fax number is (86) 10-8588-9300. Our website is www.xyre.com. The information contained on our website does not form part of this prospectus.

RATIO OF EARNINGS (BEFORE FIXED CHARGES) TO FIXED CHARGES

The following table shows our ratio of earnings (before fixed charges) to fixed charges on a historical basis for the periods indicated. The ratio of earnings (before fixed charges) to fixed charges is computed by dividing earnings (before fixed charges) by fixed charges. For the purpose of computing the consolidated ratio of earnings (before fixed charges) to fixed charges, earnings consist of pre-tax income from continuing operations before adjustment for minority interests, plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consist of interest costs, whether expensed or capitalized and an estimate of the interest costs within rental expenses.

	Year Ended December 31,
	2004	2005	2006	2007	2008
Ratio of earnings (before fixed charges) to fixed charges	5.53	9.57	13.33	5.13	N/A
Deficiency of earnings (before fixed charges) to fixed charges	$—	$—	$—	$—	$45,150,532

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the reports and other information that we file with the SEC and incorporate by reference in this prospectus, contain forward-looking statements. All statements in this prospectus and the documents incorporated by reference in this prospectus, other than statements of historical facts, are forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can generally identify these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “is expected to,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions or negatives of such expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. In addition, a number of known and unknown risks, uncertainties and other factors could affect the accuracy of these statements. Among the important factors to consider in evaluating our forward-looking statements are:

•	our ability to continue to implement our business model successfully;

•	our ability to secure adequate financing for our project development;

•	our ability to successfully sell or complete our property projects under construction and planning;

•	our ability to acquire suitable land sites for future development at reasonable prices;

•	our ability to enter into new geographic markets and expand our operations;

•	our ability to maintain cost control;

•	our ability to obtain permits and licenses to carry on and expand our business;

•	competition from other real estate developers;

•	the growth of the real estate industry in China, particularly in Tier II cities;

•	changes in general economic and business conditions and the credit environment in China;

•	fluctuations in interest rates in China;

•	PRC laws, regulations and policies relating to real estate developers and the real estate industry in China; and

•	the marketing and sales ability of the third party sales agencies with whom we work.

A further list and description of these risks, uncertainties and other matters can be found in our most recent Annual Report on Form 20-F incorporated by reference herein. We do not guarantee that the transactions and events described in this prospectus or in any prospectus supplement will happen as described or that they will happen at all. You should read thoroughly this prospectus and the documents incorporated by reference herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by applicable securities laws.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision to invest in any securities that may be offered pursuant to this prospectus, you should read and carefully consider the risk factors described in Item 3.D of our Annual Report on Form 20-F for the fiscal year ended December 31, 2008, which are incorporated by reference into this prospectus, and, if applicable, risk factors in any accompanying prospectus supplement, as well as other information we include or incorporate by reference in this prospectus. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, also may affect our business, financial condition and/or future operating results.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from our sale of securities under this prospectus for general corporate purposes, which may include, among others, working capital expenditures, acquisitions and investments. We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders acquired their shares in the transactions described below, and may offer from time to time an aggregate of 31,617,674 ADSs, representing 63,235,349 common shares.

•

In April 2007, pursuant to a share exchange, whereby all of the then-existing shareholders of Xinyuan Real Estate, Ltd., or Xinyuan Ltd., exchanged their respective securities of Xinyuan Ltd. for an equivalent number and class of our securities, we issued a total of 75,704,379 common shares to Yong Zhang and Yuyan Yang, our co-founders, and Blue Ridge China Partners, LP, or Blue Ridge China, and EI Fund II China, LLC, or Equity International. These common shares were issued in exchange for (i) 60,000,000 common shares of Xinyuan Ltd. held by Yong Zhang, 12,000,000 of which were immediately transferred to Yuyan Yang, and (ii) 15,704,379 common shares of Xinyuan Ltd. held by Blue Ridge China and Equity International.

•

We also issued a total of 30,805,400 Series A preference shares and warrants to Blue Ridge China and Equity International in exchange for an equivalent number and class of shares and warrants issued to them by Xinyuan Ltd. The outstanding Series A preference shares were automatically converted to 30,805,400 common shares upon completion of our initial public offering, or IPO, and the warrants expired without being exercised.

•

In April 2007, we issued US$75 million principal amount of units, each unit comprising US$100,000 principal amount of secured senior floating rate notes due 2010, or the floating rate notes, and one warrant to subscribe for our common shares. The warrants are exercisable into common shares based on the following formula: number of warrants multiplied by $40,000, divided by $5.60.

•

In April 2007, we also issued US$25 million principal amount of convertible subordinated notes due 2012, or the convertible notes. The convertible notes are convertible into common shares at the rate of 38,388 common shares per US$100,000 principal amount of convertible notes, or a total of 9,597,000 common shares.

For more information, see “Description of Capital Stock—History of Share Issuances”.

The table below sets forth certain information concerning the selling shareholders and the common shares that each such selling shareholder may offer and sell in the form of ADSs from time to time under this prospectus. The beneficial ownership of our common shares set forth in the table is determined in accordance with the rules of the SEC. The percentage of beneficial ownership is based on 151,688,262 common shares outstanding as of June 30, 2009. The number of shares in the column “Shares being offering hereby” represents all of the shares that a selling shareholder may offer and sell from time to time under this prospectus. The column “Shares Beneficially Owned After Offering” assumes that the selling shareholders will have sold all of such shares under this prospectus. However, because the selling shareholders may offer, from time to time, all, some or none of such shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling shareholders or that will be held by the selling shareholders after completion of the sales.

Name of Selling Shareholder	Shares Beneficially Owned Prior to Offering		Shares Being Offered Hereby	Shares Beneficially Owned After Offering
	Number	Percent		Number	Percent
Blue Ridge China Partners, L.P.(1)	27,905,867	18.4%	27,905,867	0	0
EI Fund II China, LLC(2)	18,603,912	12.3%	18,603,912	0	0
Polygon Global Opportunities Master Fund(3)	1,071,428	*	1,071,428	0	0
Drawbridge Global Macro Master Fund Ltd(4)	10,311,285	6.4%	10,311,285	0	0
Forum Asian Realty Income II L.P.(5)	2,142,857	*	2,142,857	0	0
Yuyan Yang(6)	61,714,914	40.6%	3,200,000	58,514,914	38.5%

Total	121,750,263	73.5%	63,235,349	58,514,914	38.5%

*	Less than 1%.
(1)

The securities are beneficially owned by Blue Ridge China and by its general partner, Blue Ridge China Holdings, L.P., or BRCH, a Cayman Islands exempted limited partnership, and BRCH’s general partner, Blue Ridge Capital Offshore Holdings LLC, or BRCOH, a New York limited liability company. John A. Griffin is the sole managing member of BRCOH and in that capacity directs its operations and (through BRCOH and BRCH) has voting and investment control over Blue Ridge China. Blue Ridge China, BRCH, BRCOH, and Mr. Griffin may therefore all be deemed to beneficially own such securities. BRCH’s, BRCOH’s, and Mr. Griffin’s pecuniary interest in such securities is limited to its or his proportionate pecuniary interest in Blue Ridge China. The address of Blue Ridge China Partners, L.P. is c/o M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(2)

The securities are owned directly by EI Fund II China, LLC. Samuel Zell, through several trusts for the benefit of Mr. Zell’s family, has investment and voting control over EI Fund II China, LLC and may therefore be deemed to beneficially own such securities. Mr. Zell’s and each such trust’s pecuniary interest in such securities are limited to his or its proportionate pecuniary interest in EI Fund II China, LLC. The address of EI Fund II China, LLC is Two North Riverside Plaza, Suite 700, Chicago, IL 60606.

(3)

The share amount represents common shares that may be acquired within 60 days from the date of this prospectus upon the exercise of outstanding warrants. Polygon Investment Partners, LLP, Polygon Investment Partners LP and Polygon Investment Partners HK Limited, or the Investment Managers, Polygon Investments Ltd., or the Manager, Read Griffith and Paddy Dear share voting and dispositive power over the securities held by Polygon Global Opportunities Master Fund, or the Master Fund. The Investment Managers, the Manager, Read Griffith and Paddy Dear disclaim beneficial ownership over the securities held by the Master Fund. The address of the Master Fund is 399 Park Ave, 22nd Floor, New York, NY 10022.

(4)

The share amount represents common shares that may be acquired within 60 days from the date of this prospectus upon the conversion of outstanding convertible notes, convertible into a total of 9,597,000 common shares, and the exercise of outstanding warrants, exercisable into a total of 714,285 common shares. Drawbridge Global Macro Master Fund Ltd is wholly owned by Drawbridge Global Macro Fund, LP, or Global Macro LP, DBGM Onshore LP, Drawbridge Global Macro Intermediate Fund L.P., or Global Macro Intermediate, DBGM Offshore Ltd, Drawbridge Global Alpha Intermediate Fund L.P., or Alpha Intermediate, and DBGM Alpha V Ltd. DBGM Onshore GP LLC is the general partner of DBGM Onshore LP, and DBGM Onshore GP LLC owns all of the management shares of DBGM Offshore Ltd and DBGM Alpha V Ltd. Drawbridge Global Macro GP LLC, or Global Macro GP, is the general partner of Global Macro LP. Drawbridge Global Macro Fund Ltd, or Global Macro Ltd, is the sole limited partner of Global Macro Intermediate. Drawbridge Global Alpha Fund V Ltd, or Alpha Fund V, is the sole limited partner of Alpha Intermediate. DBGM Associates LLC is the general partner of each of Global Macro Intermediate and Alpha Intermediate. Principal Holdings I LP is the sole managing member of DBGM Associates LLC. FIG Asset Co. LLC is the general partner of Principal Holdings I LP. Drawbridge Global Macro Advisors LLC, or Global Macro Advisors, is the investment advisor of each of Global Macro LP, Global Macro Intermediate, Global Macro Ltd, Alpha Intermediate, Alpha Fund V, DBGM Onshore LP, DBGM Offshore Ltd, DBGM Alpha V Ltd and Drawbridge Global Macro Master Fund Ltd. FIG LLC is the sole managing member of Global Macro Advisors. Fortress Operating Entity I LP, or FOE I, is the sole managing member of FIG LLC. Fortress Operating Entity II LP, or FOE II, is the sole managing member of each of Global Macro GP and DBGM Onshore GP LLC. FIG Corp. is the general partner of FOE I and FOE II. FIG Corp. and FIG Asset Co. LLC are wholly owned by Fortress Investment Group LLC.

(5)

The share amount represents common shares that may be acquired within 60 days from the date of this prospectus upon the exercise of outstanding warrants. The securities are beneficially owned by Forum Asian Realty Income II LP and by its general partner, Forum Asian Realty Income II GP Limited, a Cayman Islands limited company. The address of Forum Asian Realty Income II L.P. is Suite 2604, 26th Floor, Alexandra House, 18 Charter Road, Central, Hong Kong.

(6)

The share amount includes 48,000,000 common shares owned by Yong Zhang, Ms. Yang’s spouse, and 351,184 common shares issuable upon the exercise of options exercisable within 60 days, which are held by Mr. Zhang or Shining Gold Trading Limited, a British Virgin Islands company wholly owned and controlled by Mr. Zhang. Ms. Yang’s address is c/o Xinyuan Real Estate Co., Ltd., 27/F, China Central Place, Tower II, 79 Jianguo Road, Chaoyang District, Beijing 100025, People’s Republic of China.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Law (2007 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

As of the date of this prospectus, we have authorized 500,000,000 common shares, with a par value of US$0.0001 each. As of June 30, 2009, we had 151,688,262 common shares issued and outstanding. The following are summaries of material provisions of our memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our common shares. The following description of our common shares is not a complete description of all of the terms of our common shares and should be read in conjunction with our memorandum and articles of association.

Common shares

General.    All of our outstanding common shares are fully paid and non-assessable. Certificates representing the common shares are issued in registered form. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Dividends.    The holders of our common shares are entitled to such dividends as may be declared by our shareholders or board of directors, subject to the Companies Law. All dividends or distributions will be paid out of our realized or unrealized profits, or out of the share premium account or others permitted by the Companies Law.

Voting Rights.    Each common share is entitled to one vote on all matters upon which the common shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded or required by the rules of the designated stock exchange. A poll may be demanded by the chairman of the meeting or a shareholder or shareholders present in person or, in the case of a shareholder being a corporation or other non-natural person, by its duly authorized representative or by proxy, and holding not less than one-tenth of the issued share capital of our voting shares.

A quorum required for a meeting of shareholders consists of two or more shareholders being present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative or by proxy, representing not less than fifty percent of the total voting rights of common shares entitled to vote at a general meeting. Shareholders’ meetings are held annually and may be convened by our board of directors on its own initiative. Advance notice of at least twenty days is required for the convening of a general meeting.

No business may be transacted at a general meeting, other than business that is specified in a notice given at the direction of, or otherwise properly brought before the annual meeting by, our board of directors or is properly brought by a shareholder who provides us with advance notice, in accordance with our memorandum and articles of association, describing the business desired to be conducted at the general meeting.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the common shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the common shares. A special resolution is required for important matters such as a change of name or an amendment to our memorandum or articles of association.

Transfer of Common Shares.    Subject to the restrictions of our articles of association, as more fully described below, any of our shareholders may transfer all or any of his or her common shares if approved by the board in writing and the name of the transferee is entered into the register of shareholders to become effective.

If a shareholder dies, the legal representative of the deceased shareholder is the only person recognized as having title to his share interest. Any person entitled to a share as a result of death or bankruptcy or liquidation or dissolution of a shareholder (or in any other way than by transfer) may, upon providing evidence of such right, elect to become the holder of the share or nominate someone as the transferee. In either case, our directors have the same right to decline or suspend registration as they would have in the case of a transfer of the share by the shareholder before his death or bankruptcy, unless the transferee is an immediate family member of the shareholder or a trust for their benefit. If notice from such person to either elect to be registered himself or to transfer the share is not received within 90 days, our directors may withhold payment of all dividends, bonuses or other payouts related to the share until the requirements of the notice have been satisfied.

Liquidation.    On a return of capital on winding-up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of common shares will be distributed among the holders of the common shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Redemption of Shares.    Subject to the provisions of the Companies Law and our memorandum and articles of association and to any special rights conferred on the holders of any shares or class of shares, we may issue shares on terms that they are subject to redemption at our option or at the option of the holders, on such terms and in such manner as may be determined by special resolution, determined before the issue of the shares.

Variations of Rights of Shares.    The rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the consent of the majority of shareholders with voting rights of that class, or with the sanction of a special resolution passed at general meeting of the holders of the shares of that class.

Inspection of Books and Records.    Holders of our common shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Designations and Classes of Shares.    All of our issued shares are common shares. Our articles provide that our authorized unissued shares shall be at the disposal of our board of directors, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as our board may in its absolute discretion determine. In particular, our board of directors is empowered to redesignate from time to time authorized and unissued common shares as other classes or series of shares, to authorize from time to time the issuance of one or more series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers and liquidation preferences, and to increase or decrease the size of any such class or series.

History of Share Issuances

The following is a summary of our share issuances.

Share Exchange.    In April 2007, in connection with the issuance of our floating rate notes and convertible notes described below, we conducted a restructuring pursuant to a one-for-one share exchange, whereby all of the then-existing shareholders of Xinyuan Real Estate, Ltd., or Xinyuan Ltd., exchanged their respective securities of Xinyuan Ltd. for an equivalent number and class of our securities.

Common Shares.    Pursuant to the share exchange and the Share Exchange and Assumption Agreement, we issued a total of 75,704,379 common shares to Yong Zhang, and Yuyan Yang, our co-founders, and Blue

Ridge China and Equity International. These common shares were issued in exchange for (i) 60,000,000 common shares, par value US$0.0001 per share, issued in January 2006 at a price of US$0.0001 per share by Xinyuan Ltd. to Yong Zhang, 12,000,000 of which were immediately transferred to Yuyan Yang, and (ii) 15,704,379 common shares issued in November 2006 at a price of US$0.9551 per share by Xinyuan Ltd. to Blue Ridge China and Equity International in a private placement.

Series A Convertible Redeemable Preference Shares and Warrants.    Also pursuant to the share exchange, we issued a total of 30,805,400 Series A preference shares and warrants to Blue Ridge China and Equity International. These Series A preference shares and warrants were issued in exchange for an equivalent number and class of shares and warrants issued in August 2006 at a price of US$0.81155 per share by Xinyuan Ltd. to Blue Ridge China and Equity International in a private placement. The outstanding Series A preference shares were automatically converted to common shares at the ratio of one common share to one Series A preference share, or 30,805,400 common shares upon completion of our initial public offering, or IPO. The warrants expired without being exercised upon completion of the IPO.

Burnham Warrants.    In connection with the restructuring and in exchange for warrants of Xinyuan Ltd. that were issued in August 2006 in consideration for financial advisory and investment banking services rendered, we issued warrants to Burnham Securities Inc. and Joel B. Gardner, collectively, Burnham warrants, for the issuance of 1,853,172 fully paid common shares at an exercise price of US$0.81155 per share, which could be settled by cash or common shares. The Burnham warrants were exercised in full on a net exercise basis upon completion of the IPO, resulting in the issuance of 1,638,323 common shares.

Debt Securities and Related Warrants.    In April 2007, we issued US$75 million principal amount of units, each unit comprising US$100,000 principal amount of secured senior floating rate notes due 2010, or the floating rate notes, and one warrant to subscribe for our common shares. The warrants are exercisable into common shares based on the following formula: number of warrants multiplied by $40,000, divided by $5.60.

We also issued US$25 million principal amount of convertible subordinated notes due 2012, or convertible notes. The convertible notes are convertible into common shares at the rate of 38,388 common shares per US$100,000 principal amount of convertible notes, or a total of 9,597,000 common shares.

IPO.    On December 12, 2007, we completed an IPO of 20,125,000 ADSs at US$14 per ADS. Each ADS comprises two common shares. The proceeds to us from the offering amounted to US$261,003,514 net of issuance costs paid and payable.

Equity Incentive Plans.    On August 11, 2007, we granted awards for 6,802,495 restricted shares and options under our 2007 Equity Incentive Plan at a weighted average exercise price of US$1.08. The awards have various vesting periods ranging from 10 to 60 months, and will vest only if the holder is still a director or an employee or an affiliate of our company at the time of the relevant vesting. The awards commenced vesting in December 2008 and the share option awards will expire no later than August 10, 2017.

On November 5, 2007, we granted options under our 2007 Long Term Incentive Plan for an aggregate of 2,441,844 common shares at US$7 per share exercise price, representing the per-common share equivalent of the IPO price of the ADSs, taking into account the ADS to common share ratio. These options have commenced vesting and have vesting periods of up to 36 months, and will expire no later than the 10th anniversary of the date of grant. The options vest only if the holder is a director or an employee or an affiliate of our company at the time of the relevant vesting.

In July 2008, we granted stock options under the 2007 Long Term Incentive Plan for an aggregate of 360,000 common shares at a weighted exercise price of US$2.98. These options have vesting periods of 33 months and will expire no later than July 1, 2018 and will vest only if the holder is still a director or an employee or an affiliate of our company at the time of the relevant vesting.

Differences in Corporate Law

The Companies Law (2007 Revision) of the Cayman Islands differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.    The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by either (a) a special resolution of the shareholders of each constituent company voting together as one class if the shares to be issued to each shareholder in the consolidated or surviving company will have the same rights and economic value as the shares held in the relevant constituent company or (b) a shareholder resolution of each constituent company passed by a majority in number representing 75% in value of the shareholders voting together as one class. The plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands courts) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures. In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the company is not proposing to act illegally or beyond the scope of its authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

When a take-over offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.    We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Anti-takeover Provisions.    Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to redesignate authorized and unissued common shares as other shares or series of shares, to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders. However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties and Powers.    As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party. A director of a Cayman Island company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care.

Under our memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest. Directors are not required to hold shares; however, a minimum share requirement for directors may be established at a general meeting. Directors may exercise all powers of our company to borrow money, under our memorandum and articles of association, in a variety of ways, including issuing bonds and other securities either outright or as security for any debt liability or obligation of our company or of any third party.

Shareholder Action by Written Resolution.    Under Cayman Islands law, a corporation may eliminate the ability of shareholders to approve corporate matters by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matters at a general meeting without a meeting being held. Our memorandum and articles of association allow shareholders to act by written resolutions.

Removal of Directors.    Under our memorandum and articles of association, directors may be removed by a special resolution.

Dissolution; Winding Up.    Under our memorandum and articles of association, if our company is wound up, the liquidator of our company may distribute the assets only by the vote of holders of a two-thirds majority of our outstanding shares being entitled to vote in person or by proxy at a shareholder meeting or by unanimous written resolution.

Amendment of Governing Documents.    Under Cayman Islands law and our memorandum and articles of association, our governing documents may only be amended with the vote of holders of two-thirds of our shares entitled to vote in person or by proxy at a shareholder meeting or, as permitted by our articles of association, by unanimous written consent.

Rights of Non-Resident or Foreign Shareholders.    There are no limitations imposed by foreign law or by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Registration Rights

We have granted registration rights to institutional shareholders holding our common shares and holders of our convertible notes and certain warrants, some of which rights may have expired.

Institutional Shareholders

We have granted registration rights to the holders of our Series A preference shares or their assignees and the holders of the Burnham warrants in connection with the subscription for the Series A preference shares in April 2007 in connection with the share exchange under the Share Exchange and Assumption Agreement. Upon the completion of the IPO, the Series A preference shares all converted into common shares on a one-to-one ratio and the Burnham warrants were exercised in full on a net exercise basis into common shares. Set forth below is a description of the registration rights granted to these holders:

Demand Registration Rights.    At any time, Blue Ridge China and Equity International, holders of our common shares have the right to demand that we file a registration statement covering the offer and sale of their securities, so long as the aggregate amount of securities to be sold under the registration statement is not less than US$7.5 million. However, we are not obligated to effect more than two such demand registrations. We have the ability to defer the filing of a registration statement, not more than once in any twelve month period, for up to three months if we furnish to holders of the registrable securities a certificate stating that the board of directors determines that a registration statement filed at such time would have an adverse effect on any proposal or plan by us or any of our subsidiaries to engage in any material corporate transaction.

Form F-3 Registration Rights.    Blue Ridge China and Equity International (for so long as they hold a specified number of shares) have the right to request, not more than three times, that we register all or a part of its shares under Form F-3 or S-3, so long as the aggregate amount of securities to be sold under the registration statement is no less than US$1 million.

Piggyback Registration Rights.    If we propose to file a registration statement with respect to an offering of securities of our company, then we must offer each holder of the registrable securities the opportunity to include their shares in the registration statement. We must use our reasonable best efforts to cause the underwriters in any underwritten offering to permit any such shareholder who so requests to include their shares. Such registration are not counted as demand registrations. The holders of the Burnham warrants are also entitled to “piggyback” registration rights.

Note and Warrant Holders

Pursuant to the equity registration rights agreement entered into in connection with the issuance of US$75 million floating rate notes and related warrants and US$25 million convertible notes, we granted to the holders of the convertible notes and warrants certain registration rights, which primarily include:

Demand Registration Rights.    Upon request of the holders of at least 33% of the outstanding registrable securities held by our note and warrant holders, we shall be obligated to effect registration on Form F-1 with respect to the registrable securities held by them and any additional registrable securities requested to be included in such registration by any other holders, provided we shall only be obligated to effect three such registrations.

Form F-3 Registration Rights.    Upon request of the holders of at least 10% of the outstanding registrable securities held by our note and warrant holders with an anticipated aggregate offering price of not less than US$5 million, we shall effect registrations on Form F-3 with respect to the registrable securities held by them and any additional registrable securities requested to be included in such registration by any other holders to the extent we are eligible to use such form to offer securities.

Piggyback Registration Rights.    The holders of the registrable securities are entitled to “piggyback” registration rights, whereby they may require us to register all or any part of the registrable securities that they hold at the time when we register any of our common shares. Such registrations are not counted as demand registrations.

Under the equity registration rights agreement, we have the right to defer effecting the requested registration for up to 90 days if we find the request will be materially detrimental to our company and our shareholders, provided that we can only exercise this right once in any 12-month period and we are not allowed to register any securities for our own account or for any other shareholder during the 90-day deferral period.

DESCRIPTION OF SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	common shares, including common shares represented by ADSs;

•	warrants to purchase debt securities, common shares or ADSs; and

•	debt securities.

We will set forth in the applicable prospectus supplement a description of warrants and debt securities, and, in certain cases, the common shares (including common shares represented by ADSs) that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A., our depositary, issues the ADSs representing our common shares. Each represents an ownership interest in two shares which we have deposited with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and all registered holders from time to time of ADSs issued thereunder. Each ADS also represents any securities, cash or other property deposited with the depositary but which it has not distributed directly to ADR holders. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive, which reflect your ownership of ADSs.

The depositary’s office is located at 4 New York Plaza, New York, NY 10004.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee is actually the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You may obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the deposit agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•

Cash.    The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered holders and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time, and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•

Shares.    In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•

Rights to receive additional shares.    In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights. However, if we do not furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds as cash; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•

Other Distributions.    In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability for interest thereon and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of any ADSs to be issued in an offering under this prospectus and applicable prospectus supplement, we will arrange to have such shares deposited.

Shares deposited with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADSs at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares at the custodian’s office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on your behalf. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may fix record dates for the determination of the ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of shares,

•	to give instructions for the exercise of voting rights at a meeting of holders of shares,

•

for the determination of the registered holders who shall be responsible for the fees assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholder meeting or solicitation of consents or proxies. This notice will state such information as is contained in the voting materials and describe how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs and will include instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

If the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposit securities represented by your ADSs. If the depositary receives an opinion of our counsel to the effect that the granting of the discretionary proxy will be given effect under Cayman Islands Law and will not result in a violation of Cayman Islands Law, subject the depositary to reporting obligations in the Cayman Islands or the shares represented by the ADS being considered assets of the depositary under Cayman Islands Law, the depositary will give a discretionary proxy in those circumstances to vote on all questions to be voted upon unless we notify the depositary that:

•	we do not wish to receive a discretionary proxy;

•	we think there is substantial shareholder opposition to the particular question; or

•	we think the particular question would materially affect the rights of our shareholders.

Reports and Other Communications

Will I be able to view our reports?

The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the SEC.

Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, English translations or summaries of them to ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities in any manner permitted by the deposit agreement, US$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by our company or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•	a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of US$0.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement;

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a fee of US$0.05 per ADS (or portion thereof) per calendar year for services performed by the depositary in administering our ADR program (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

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any other charge payable by any of the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of our shares or other deposited securities (which charge shall be assessed against registered holders of our ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

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a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•	such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable laws, rules or regulations.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services to any holder until the fees and expenses owing by such holder for those services or otherwise are paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained in respect of or arising out of, your ADSs.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

(1) amend the form of ADR;

(2) distribute additional or amended ADRs;

(3) distribute cash, securities or other property it has received in connection with such actions;

(4) sell any securities or property received and distribute the proceeds as cash; or

(5) none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or you otherwise receive notice. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating hereunder within 45 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating hereunder on the 60th day after our notice of removal was first provided to the depositary. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, we, the depositary and its custodian may require you to pay, provide or deliver:

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payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

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the production of proof satisfactory to the depositary and/or its custodian of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the shares on the books maintained by or on our behalf for the transfer and registration of shares, compliance with applicable law, regulations, provisions of or governing shares and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, generally or in particular instances, may be suspended when the ADR register or any register for shares is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of shares.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

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present or future law, rule or regulation of the United States, the Cayman Islands, the People’s Republic of China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADRs;

•	it performs its obligations without gross negligence or bad faith;

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it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall we, the depositary or any of our respective agents be liable to holders of ADSs or interests therein for any indirect, special, punitive or consequential damages.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to request you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of deposited securities and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. You may inspect such records at its office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary or when requested by us.

The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADSs. A pre-release is closed out as soon as the underlying shares (or rights to receive shares from us or from any registrar, transfer agent or other entity recording share ownership or transactions) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs (marked to market daily); and

•	each recipient of pre-released ADSs agrees in writing that he or she

•	owns the underlying shares,

•	assigns all rights in such shares to the depositary,

•	holds such shares for the account of the depositary and

•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs) and pre-released ADSs are terminable on not more than five business days notice. However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

Appointment

In the deposit agreement, each holder and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

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appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

PLAN OF DISTRIBUTION

We and the selling shareholders may sell or distribute securities by one or more of the following methods, without limitation:

•	an exchange distribution in accordance with the rules of any stock exchange or automated interdealer quotation system on which the securities are listed or in the over-the-counter market;

•	through the writing or settlement of options or other hedging transactions on the securities, or swaps, or derivatives, whether through an options exchange or otherwise;

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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers, which may include long sales or short sales effected after the effective date of the registration statement of which this prospectus is a part;

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	privately negotiated transactions;

•	“at the market” or through market makers or into an existing market for the shares;

•	through the distribution of the securities by the selling shareholder to its partners, members or shareholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	any combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

We and the selling shareholders, and in certain circumstances, their respective transferees, pledgees and other successors in interest, may sell any or all of their securities that have been distributed by any of the methods described above from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, either:

•	at fixed prices that may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We and any of the selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers or dealers may act as principals, or as agents. Broker-dealers may agree to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholders may also sell the securities in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, a selling shareholder may pledge, hypothecate or grant a security interest in some or all of the securities owned by it. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of the selling shareholders’ securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for a selling shareholder’s securities will otherwise remain unchanged.

To the extent required under the Securities Act, the aggregate amount of our or the selling shareholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling shareholders and/or purchasers of selling shareholders’ securities for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

These discounts, concessions or commissions may be changed from time to time. Underwriters, brokers, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements.

The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

The selling shareholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with the selling shareholders, including, without limitation, in connection with distributions of the securities by those broker-dealers.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act, will apply to purchases and sales of common shares or ADSs by the selling shareholders. Under Regulation M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase our common shares or ADSs while the selling shareholders are distributing common shares or ADSs covered by this prospectus. The selling shareholders are not permitted to cover short sales by purchasing common shares or ADSs while their distribution is taking place. Furthermore, Regulation M provides for restrictions on market-making activities by persons engaged in the distribution of the common shares or ADSs.

The selling shareholders may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. The selling shareholders may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

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A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

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A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate members are purchased in syndicate covering transactions.

We have agreed to indemnify in certain circumstances the selling shareholders of the securities covered by the registration statement against certain liabilities, including liabilities under the Securities Act. Certain selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

The securities offered hereby on behalf of the selling shareholders were originally issued to the selling shareholders pursuant to an exemption from the registration requirements of the Securities Act.

We have agreed to pay certain fees and expenses in connection with offerings of securities offered under this prospectus, not including any selling commissions. We will not receive any proceeds from sales of any securities by the selling shareholders.

We cannot assure you that the selling shareholders will sell all or any of the securities offered for sale under this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include that the Cayman Islands has a less developed body of securities laws than the United States and provides significantly less protection to investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States. Our constituent documents do not contain provisions requiring that disputes be submitted to arbitration, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders.

All of our current operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed CT Corporation System as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Maples and Calder, our counsel as to Cayman Islands law, and TransAsia Lawyers, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

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recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as debt in the courts of the Cayman Islands under the common law doctrine of obligation. Civil liability provisions of the U.S. federal and state securities law permit punitive damages against us; however, according to Maples and Calder, the Cayman Island courts would not recognize or enforce judgments against us to the extent the judgment is punitive or penal. It is uncertain as to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws would be determined by the Cayman Islands courts as penal or punitive in nature. Such a determination has yet to be made by any Cayman Islands court.

TransAsia Lawyers has advised us further that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions, provided that the foreign judgments do not violate the basic principles of laws of the PRC or its sovereignty, security or social and public interests. As there is currently no treaty or other agreement of reciprocity between China and the United States governing the recognition of a judgment, there is uncertainty as to whether a PRC court would enforce a judgment rendered by a court in the United States.

EXPENSES RELATING TO THIS OFFERING

The following is a statement of expenses in connection with the registration of the securities. With the exception of the SEC registration fee and the Financial Industry Regulatory Authority filing fee all amounts are estimates. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC Registration Fee	$27,361
Financial Industry Regulatory Authority Filing Fee	49,534
Printing Expenses	15,000
Legal Fees and Expenses	70,000
Accounting Fees and Expenses	40,000
Miscellaneous	$3,105

Total	$205,000

LEGAL MATTERS

Certain legal matters with respect to United States and New York law, including the validity of the securities offered hereby that are governed by New York law, will be passed upon for us by Baker & McKenzie LLP. Certain legal matters with respect to Cayman Islands law, including the validity of the common shares, will be passed upon for us by Maples and Calder. Legal matters as to laws of the People’s Republic of China will be passed upon for us by TransAsia Lawyers. Baker & McKenzie LLP may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and TransAsia Lawyers with respect to matters governed by Chinese law.

EXPERTS

The consolidated financial statements of Xinyuan Real Estate Co., Ltd. and the consolidated financial statements of Zhengzhou Jiantou Xinyuan Real Estate Co., Ltd. appearing in Xinyuan Real Estate Co., Ltd.’s Annual Report (Form 20-F) for the year ended December 31, 2008, and the effectiveness of Xinyuan Real Estate Co., Ltd.’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young Hua Ming, independent registered public accounting firm, as set forth in its reports thereon, which conclude, among other things, that Xinyuan Real Estate Co., Ltd. did not maintain effective internal control over financial reporting as of December 31, 2008, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described therein, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is a part of a registration statement on Form F-3 with the SEC under the Securities Act and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC, as indicated below. Forms of any indenture and other documents establishing the terms of the offered securities are or will be filed as, or incorporated as, exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about those documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

We also file and furnish annual and other reports and other information with the SEC. You may read and copy all or any portion of the registration statement and any other document we file with or furnish to the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be part of this prospectus and should be read with the same care. We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the year ended December 31, 2008, filed with the SEC on June 26, 2009; and

•	the description of our common shares contained in our Form F-1 Registration Statement filed with the SEC on November 16, 2007.

We also incorporate by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated or completed.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

Each person to whom a copy of this prospectus is delivered may request a copy of any of the documents incorporated by reference in this prospectus at no cost. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Attention: Thomas Gurnee, Chief Financial Officer

27/F, China Central Place, Tower II

79 Jianguo Road, Chaoyang District

Beijing 100025

People’s Republic of China

(86-10) 8588-9200

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law.    Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Memorandum and Articles of Association.    Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own wilful neglect or default.

Indemnification Agreements.    Pursuant to indemnification agreements, we have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

SEC Position.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 9. EXHIBITS.

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement*

3.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 from our F-1 registration statement (File No. 333-147477), as amended, initially filed with the SEC on November 16, 2007)

4.1	Indenture regarding the guaranteed senior secured floating rate notes due 2010, dated as of April 13, 2007, between Xinyuan Real Estate Co., Ltd and the Hong Kong and Shanghai Banking Corporation Limited as Trustee (incorporated by reference to Exhibit 10.4 from our F-1 registration statement (File No. 333-147477), as amended, initially filed with the SEC on November 16, 2007)

4.2	Indenture regarding the 2% guaranteed convertible subordinate notes due 2012, dated as of April 13, 2007, between Xinyuan Real Estate Co., Ltd and the Hong Kong and Shanghai Banking Corporation Limited as Trustee (incorporated by reference to Exhibit 10.6 from our F-1 registration statement (File No. 333-147477), as amended, initially filed with the SEC on November 16, 2007)

4.3	Specimen Certificate for Common Shares (incorporated by reference to Exhibit 4.2 from our F-1 registration statement (File No. 333-147477), as amended, initially filed with the SEC on November 16, 2007)

4.4	Form of American Depositary Receipt (included in Exhibit 4.5)

4.5	Form of Deposit Agreement among Xinyuan Real Estate Co., Ltd., JPMorgan Chase Bank, N.A., as depositary, and holders of American Depositary Shares (incorporated by reference to Exhibit 4.3 from our F-1 registration statement (File No. 333-147477), as amended, initially filed with the SEC on November 16, 2007)

4.6	Form of warrant agreement*

Exhibit Number	Description of Document

4.7	Form of indenture relating to the issuances of debentures, notes, bonds or other evidences of indebtedness*

4.8	Form of debt security*

5.1	Opinion of Maples and Calder

5.2	Opinion of Baker & McKenzie LLP*

10.1	Equity registration right agreement, dated as of April 13, 2007, by and among Xinyuan Real Estate Co., Ltd., each of the holders of the Warrants and each of the holders of the Convertible Notes (incorporated by reference to Exhibit 10.7 from our F-1 registration statement (File No. 333-147477), as amended, initially filed with the SEC on November 16, 2007)

10.2	Amended and restated shareholders agreement, dated as of October 31, 2007, among Blue Ridge China partners, L.P., EI Fund II China, LLC, Yong Zhang, Yuyan Yang, Xinyuan Real Estate, Ltd., Xinyuan Real Estate Co., Ltd., and to the extent set forth therein Burnham Securities Inc. and Joel B. Gardner (incorporated by reference to Exhibit 10.10 from our F-1 registration statement (File No. 333-147477), as amended, initially filed with the SEC on November 16, 2007.

12.1	Statement on Computation of Ratio of Earnings (before Fixed Charges) to Fixed Charges

23.1	Consent of Ernst & Young Hua Ming, Independent Registered Public Accounting Firm

23.2	Consent of Maples and Calder (included in Exhibit 5.1)

23.3	Consent of Baker & McKenzie LLP (included in Exhibit 5.2)

24.1	Power of Attorney (included on signature page)

*	To be filed as an amendment or as an exhibit to a report filed pursuant to the Exchange Act and incorporated by reference herein.

ITEM 10. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and other information required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act if such financial statements and information pursuant to section 13 or section 15(d) of the Securities Act are incorporated by reference in this Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on July 10, 2009.

XINYUAN REAL ESTATE CO., LTD.

By:	/s/ Yong Zhang
Name:	Yong Zhang
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Yong Zhang and Thomas Gurnee as his or her attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of securities of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-3 to be filed with the Securities and Exchange Commission with respect to such securities, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yong Zhang Yong Zhang	Chairman and Chief Executive Officer	July 10, 2009

/s/ Yuyan Yang Yuyan Yang	Director and Vice President	July 10, 2009

/s/ Thomas Gurnee Thomas Gurnee	Director and Chief Financial Officer and Chief Accounting Officer	July 10, 2009

Yue (Justin) Tang	Director	July 10, 2009

/s/ Christopher J. Fiegen Christopher J. Fiegen	Director	July 10, 2009

Signature	Title	Date

/s/ Yong Cui Yong Cui	Director	July 10, 2009

/s/ Thomas Wertheimer Thomas Wertheimer	Director	July 10, 2009

/s/ Huai Chen Huai Chen	Director	July 10, 2009

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement or amendment thereto in Newark, Delaware, on July 10, 2009.

PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement*

3.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 from our F-1 registration statement (File No. 333-147477), as amended, initially filed with the SEC on November 16, 2007)

4.1	Indenture regarding the guaranteed senior secured floating rate notes due 2010, dated as of April 13, 2007, between Xinyuan Real Estate Co., Ltd and the Hong Kong and Shanghai Banking Corporation Limited as Trustee (incorporated by reference to Exhibit 10.4 from our F-1 registration statement (File No. 333-147477), as amended, initially filed with the SEC on November 16, 2007)

4.2	Indenture regarding the 2% guaranteed convertible subordinate notes due 2012, dated as of April 13, 2007, between Xinyuan Real Estate Co., Ltd and the Hong Kong and Shanghai Banking Corporation Limited as Trustee (incorporated by reference to Exhibit 10.6 from our F-1 registration statement (File No. 333-147477), as amended, initially filed with the SEC on November 16, 2007)

4.3	Specimen Certificate for Common Shares (incorporated by reference to Exhibit 4.2 from our F-1 registration statement (File No. 333-147477), as amended, initially filed with the SEC on November 16, 2007)

4.4	Form of American Depositary Receipt (included in Exhibit 4.5)

4.5	Form of Deposit Agreement among Xinyuan Real Estate Co., Ltd., JPMorgan Chase Bank, N.A., as depositary, and holders of American Depositary Shares (incorporated by reference to Exhibit 4.3 from our F-1 registration statement (File No. 333-147477), as amended, initially filed with the SEC on November 16, 2007)

4.6	Form of warrant agreement*

4.7	Form of indenture relating to the issuances of debentures, notes, bonds or other evidences of indebtedness*

4.8	Form of debt security*

5.1	Opinion of Maples and Calder

5.2	Opinion of Baker & McKenzie LLP*

10.1	Equity registration right agreement, dated as of April 13, 2007, by and among Xinyuan Real Estate Co., Ltd., each of the holders of the Warrants and each of the holders of the Convertible Notes (incorporated by reference to Exhibit 10.7 from our F-1 registration statement (File No. 333-147477), as amended, initially filed with the SEC on November 16, 2007)

10.2	Amended and restated shareholders agreement, dated as of October 31, 2007, among Blue Ridge China partners, L.P., EI Fund II China, LLC, Yong Zhang, Yuyan Yang, Xinyuan Real Estate, Ltd., Xinyuan Real Estate Co., Ltd., and to the extent set forth therein Burnham Securities Inc. and Joel B. Gardner (incorporated by reference to Exhibit 10.10 from our F-1 registration statement (File No. 333-147477 ), as amended, initially filed with the SEC on November 16, 2007.

12.1	Statement on Computation of Ratio of Earnings (Before Fixed Charges) to Fixed Charges

23.1	Consent of Ernst & Young Hua Ming, Independent Registered Public Accounting Firm

23.2	Consent of Maples and Calder (included in Exhibit 5.1)

23.3	Consent of Baker & McKenzie LLP (included in Exhibit 5.2)

24.1	Power of Attorney (included on signature page)

*	To be filed as an amendment or as an exhibit to a report filed pursuant to the Exchange Act, and incorporated by reference herein.